Exhibit 99.1

For Immediate Release:	July 5, 2013

Investor Relations Contact:	Media Relations Contact:
Marliese L. Shaw	Adam J. Jeamel
Senior Vice President, Investor Relations Officer	Vice President, Corporate Communications
860-291-3622 mshaw@rockvillebank.com	860-291-3765 ajeamel@rockvillebank.com

Rockville Bank Files Notice with the Connecticut Department of Banking to Close the Enfield St. Branch in Enfield

GLASTONBURY, CONN., July 5, 2013 – William H.W. Crawford, IV, President and Chief Executive Officer of Rockville Bank (the “Bank”) and Rockville Financial, Inc. (the “Company”) (NASDAQ Global Select Stock Market: “RCKB”), today announced that Rockville Bank filed a notice with the Connecticut Department of Banking (“DOB”) of the Company’s intent to close its branch located at 660 Enfield Street in Enfield effective November 1, 2013.

Rockville Bank will be sending personal letters to all customers who have bank accounts at the Enfield Street location to notify them of the Bank’s decision and raise awareness of the other convenient banking locations and hours they offer at two nearby branches in Enfield, 231 Hazard Avenue and the Big Y Supermarket branch at 65 Palomba Drive.

In addition, employees from the Enfield Street branch will assume similar responsibilities at other Rockville Bank locations.

“After sincere deliberation and careful research – while always keeping our customers, employees and shareholders in the forefront of any decision – Rockville Bank has decided to close the branch at 660 Enfield Street,” said William H.W. Crawford IV, President and Chief Executive Officer of Rockville Bank. “We are confident this decision will have very little or no impact on our loyal Enfield Street customers because they will continue to benefit from a first-class banking experience at two other Rockville Bank branches just minutes away in Enfield.”

Rockville Bank considered several factors before making this decision, including the number of transactions that take place at Enfield Street versus the Bank’s two other Enfield locations; the low percent of market share captured by this location since it opened in September 2007; the large percentage of customers who have accounts in the Enfield Street branch as well as other Rockville Bank branches; and the minimal distance between Enfield Street and the Hazard Avenue and Big Y Enfield locations .”

“We are proud to be a Company whose employees are dedicated to delivering superior customer service and supporting the communities where we live and work. Our loyal Enfield Street customers will still benefit from the convenient, first-class banking they deserve at Rockville Bank while enjoying the wonderful presence we will always have in Enfield through our employee volunteerism and generosity,” Crawford added.

Rockville Bank’s notice is still subject to approval by the Connecticut Department of Banking.

For more information on Rockville Bank locations, please visit rockvillebank.com or call the Bank’s Contact Center at 860-291-3600.

About Rockville Bank:

Rockville Bank is a 22-branch community bank serving Tolland, Hartford, New Haven and New London counties in Connecticut. It provides convenient banking for the residents and businesses of Colchester, Coventry, East Windsor, Ellington, Enfield, Glastonbury, Manchester, Rockville, Somers, South Glastonbury, South Windsor, Suffield, Vernon, West Hartford and is open seven days a week its Big Y supermarket locations in Enfield and Manchester. The Bank opened a New Haven County Commercial Banking Office in Hamden, Conn. and opened its doors to their full-service Banking Center in West Hartford, Conn. in 2013. For more information about Rockville Bank’s products and services, call (860) 291-3600 or visit www.rockvillebank.com. For more information about Rockville Financial, Inc. visit www.rockvillefinancialinc.com.

Forward Looking Statements:

This press release may contain certain forward-looking statements about the Company. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and its subsidiaries are engaged.

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